EXHIBIT 5.1, 8.1, 23.1

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                   [Letterhead of Thacher Proffitt & Wood LLP]

                                              February 9, 2005


Citigroup Global Markets Inc.,
as representative of the several underwriters
390 Greenwich Street
New York, New York 10013


                  Citigroup Mortgage Loan Trust 2005-1
                  Asset-Backed Certificates, Series 2005-1
                  ----------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Citigroup Global Markets Realty Corp. (the "Seller"), Citigroup Mortgage Loan Trust Inc. (the "Depositor") and Citigroup Global Markets Inc. (the "Underwriter") in connection with (i) the Mortgage Loan Purchase Agreement, dated February 4, 2005 (the "Seller Sale Agreement"), among the Depositor, the Seller and Option One Mortgage Corporation (the "Originator"), (ii) the Pooling and Servicing Agreement, dated as of February 1, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, Option One Mortgage Corporation (in such capacity, the "Servicer") and Deutsche Bank National Trust Company (the "Trustee"), and the certificates issued pursuant thereto designated as Citigroup Mortgage Loan Trust, Series 2005-OPT1, Asset Backed Pass-Through Certificates (the "Certificates"), (iii) the Underwriting Agreement, dated February 4, 2005 (the "Underwriting Agreement"), between the Depositor and the Underwriter, (iv) the Certificate Purchase Agreement, dated February 8, 2005 (the "Certificate Purchase Agreement"), between the Depositor and Citigroup Global Markets Inc. (the "Initial Purchaser") and(v) the Prospectus Supplement, dated February 4, 2005 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated August 25, 2004 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Certificate Purchase Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed

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below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         In rendering this opinion letter, any opinion expressed herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies including the remedies of specific performance and self-help and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to venue or forum, to confer subject matter jurisdiction on a federal court located within the State of New York to adjudicate any controversy in any situation in which such court would not otherwise have subject matter jurisdiction, to waive the right to jury trial, to impose a penalty or forfeiture, to release, exculpate or exempt a party from or require indemnification of a party for liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, to sever any provision of any agreement, to restrict access to legal or equitable remedies, to establish evidentiary standards, to appoint any person or entity as the attorney-in-fact of any other person or entity, to require that any agreement may only be amended, modified or waived in writing, to provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy, to provide that the election of a particular remedy does not preclude recourse to one or more remedies, to provide that the failure to exercise or the delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies, to waive rights or remedies which can not be waived as a matter of law, to provide for set-off unless there is mutuality between the parties or to provide that any agreement is to be governed by or construed in accordance with the laws of any jurisdiction other than the State of New York, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and
(iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any of the provisions referred to in foregoing clause (ii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. We do not express any opinion herein with respect to any law the violation of which would not have any material adverse effect on the ability of any party to perform its obligations under any agreement.

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         We have conducted no independent investigation with respect to the facts relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. This opinion letter is therefore based solely upon our review of the documents referred to herein. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on such actual present knowledge of such attorneys.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States including without limitation the Securities Act of 1933, as amended (the "1933 Act") and Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, as amended (the "Code") applicable to a real estate mortgage investment conduit ("REMIC") and applicable regulations thereunder and current judicial and administrative authority with respect thereto. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that:

1. Each of the Agreements to which the Seller or the Depositor is a party (to the extent that the laws of the State of New York are designated therein as the governing law thereof), assuming the necessary entity power and authority therefor and authorization, execution and delivery thereof by the parties thereto and the enforeability thereof against the other parties thereto, is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against the Depositor or Seller, as the case may be.

2. The Certificates, assuming the necessary power and authority therefor, authorization, execution, authentication and delivery thereof and payment therefor in accordance with the applicable Agreements, are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

3. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC I, REMIC II, REMIC III and REMIC IV will qualify as a REMIC within the meaning of the Code, (ii) the REMIC I Regular Interests will represent ownership of the "regular interests" in REMIC I, and the Class R-I Interest will constitute the sole class of "residual interests" in REMIC I, (iii) each class of the Class A Certificates and Class M Certificates (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account), the Class CE Interest and the Class P Interest will represent ownership of "regular interests" in REMIC II and will generally be

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         treated as debt instruments of REMIC II, and the Class R-II Interest will constitute the sole class of "residual interests" in REMIC II,
         (iv) the Class CE Certificates will represent ownership of the "regular interests" in REMIC III, and the Class R-IV Interest will constitute the sole class of "residual interests" in REMIC III, (v) the Class P Certificates will represent ownership of the "regular interests" in REMIC IV, and the Class R-IV Interest will constitute the sole class of "residual interests" in REMIC IV, and (vi) the Class R Certificates will evidence ownership of the Class R-I Interest and Class R-II Interest and (vii) the Class R-X Certificates will evidence ownership of the Class R-III Interest and Class R-IV Interest.

4. The statements made in the Prospectus Supplement under the heading "Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading "Legal Matters" and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are "persons" within the meaning of Section 7(a) or I I (a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.


                                             Very truly yours,

                                             By: /s/ Thacher Proffitt & Wood LLP